CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated August 30, 2004, relating to the financial statements and financial highlights which appear in the June 30, 2004, Annual Reports to Shareholders of the RCM Innovation Fund and RCM Global Technology Fund, two funds of the PIMCO Funds: Multi-Manager Series, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” in such Registration Statement.

PricewaterhouseCoopers LLP

Kansas City, Missouri

January 14, 2005